Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-188306, 333-194374, 333-202472, 333-210064, and 333-223084) of Insys Therapeutics, Inc. (“Company”) of our reports dated March 12, 2019, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contain explanatory paragraphs regarding the Company’s ability to continue as a going concern and change in accounting method related to revenue.

/s/ BDO USA, LLP

Phoenix, Arizona

March 12, 2019

R-221 (6/14)